Exhibit (a)(9)

IPC RESPONDS TO FLAGSTONE OFFER

IPC Board Continues To Work Toward Maximizing Shareholder Value

Negotiations Continue With Parties Including Flagstone and Validus

HAMILTON, Bermuda – July 2, 2009 – The Board of Directors of IPC Holdings, Ltd. (NASDAQ: IPCR; BSX: IPCR BH) today responded to the offer announced by Flagstone Reinsurance Holdings Limited to acquire all outstanding shares of IPC for 2.6380 Flagstone shares for each IPC common share plus $5.50 per share in cash.

Kenneth L. Hammond, chairman of IPC, said, “Together with our financial and legal advisors, IPC’s Board has been carefully reviewing Flagstone’s offer and will issue a response in due course.

“The Board has been working diligently towards its goal of maximizing value for IPC’s shareholders and the offer by Flagstone is one result of our efforts. We continue to negotiate with other parties, including Flagstone and Validus, to obtain the best outcome for our shareholders.”

About IPC Holdings, Ltd.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of financial ratings of any wholly-owned operating subsidiary; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in the most recent reports on Form 10-K, Form 10-Q and other documents of IPC on file with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward looking statement contained in this press release, except as required by law.

Contacts:

Media

The Abernathy MacGregor Group

Mike Pascale, Carina Davidson or Allyson Morris

+1-212-371-5999

Investors

Innisfree M&A Inc.

Arthur Crozier

+1-212-750-5833